Exhibit 23(a)


Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 17, 1998, in the Registration Statement (Form S-4) and related Prospectus of National Wine & Spirits, Inc. dated March 17, 1999.

Our audit also included the financial statement schedule of National Wine & Spirits, Inc. listed in the accompanying index to exhibits and financial statement schedules (Item 21), as it relates to the year ended March 31, 1998. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein for the year ended March 31, 1998.



                                 Ernst & Young LLP

Indianapolis, Indiana
March 11, 1999